Exhibit 5.1

Mayer Brown International LLP

201 Bishopsgate
London EC2M 3AF

Telephone: +44 20 3130 3000
Fax: +44 20 3130 3001

www.mayerbrown.com
DX 556 London and City

18 April 2023

 Adaptimmune Therapeutics plc

60 Jubilee Avenue

Milton Park

Abingdon
Oxfordshire

OX14 4RX

Our ref:             20456/23729685

Dear Sirs

Registration Statement on Form S-4

1.            Background

We have acted for Adaptimmune Therapeutics plc, a public limited company incorporated under the laws of England and Wales (the "Company"), as its legal advisers in England in connection with the agreement and plan of merger dated 5 March 2023 between the Company, TCR2 Therapeutics, Inc. and ("TCR2") and CM Merger Sub, Inc. ("Merger Sub") (the "Merger Agreement") pursuant to which Merger Sub will be merged with and into TCR2 (the "Merger"). As consideration for the Merger, the Company intends to issue up to 380,600,712 ordinary shares of £0.001 each in the Company (the "New Shares") to a custodian for a depositary bank which will hold the New Shares on behalf of the TCR2 shareholders and will issue American Depositary Shares ("ADSs") of the Company to such shareholders, with each ADS representing 6 ordinary shares of the Company.

This opinion is being furnished in connection with the Registration Statement on Form S-4 (No. 333-271145) (the "Registration Statement") filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") and the rules and regulations promulgated thereunder (the "Rules").

The Merger Agreement was amended pursuant to an amendment dated 5 April 2023 ("Amendment No. 1 to the Merger Agreement").

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359), which is authorised and regulated by the Solicitors Regulation Authority with SRA number 369822. Mayer Brown is a global services provider comprising associated legal practices that are separate entities, including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian law partnership).

We use the term "partner" to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

In this opinion, "Allotment Date" means any date on which the Company allots or issues any New Shares as consideration for the Merger pursuant to the terms of the Merger Agreement.

We understand that the ordinary shares of £0.001 each in the capital of the Company are not, and are not intended to be, admitted to trading on any market or exchange, or otherwise listed, in the United Kingdom.

2.            Examination and enquiries

2.1            For the purpose of giving this opinion, we have examined:

(a)            a copy of the Registration Statement; and

(b)	a certificate dated 18 April 2023 signed by the company secretary (the "Officer's Certificate") relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(i)	the Company's certificate of incorporation, certificate of incorporation on re-registration, memorandum of association and articles of association;

(ii)	the resolutions proposed to be passed at the general meeting of the Company to be held on 30 May 2023, inter alia, to authorise the directors of the Company for the purposes of s551 Companies Act 2006 to allot the New Shares (the "Shareholder Resolution");

(iii)	minutes of a meeting of the board of directors of the Company held on 5 March 2023 at which it was resolved, inter alia, to approve the Merger and to constitute a committee of the board of directors of the Company (the "Committee");

(iv)	an extract of the minutes of a meeting of the board of directors of the Company held on 29 March 2023 at which it was resolved, inter alia, to approve Amendment No. 1 to the Merger Agreement;

(v)	written resolutions of the directors of the Company passed on 4 April 2023 pursuant to which it was resolved, inter alia, to approve the filing of the Registration Statement with the SEC; and

(vi)	written resolutions of the directors of the Company passed on 18 April 2023 pursuant to which it was resolved, inter alia, to convene the general meeting of the Company referred to in paragraph 2.1(b)(ii);

(c)	draft minutes of a meeting of either the Committee or the board of directors of the Company to be held to resolve, inter alia, to allot the New Shares (such draft resolutions, together with the resolutions referred to in paragraphs 2.1(b)(iii), 2.1(b)(iv), 2.1(b)(v) and 2.1(b)(vi), the "Board Resolutions", and the Board Resolutions together with the Shareholder Resolution, the "Corporate Approvals"); and

(d)	a copy of the Merger Agreement and a copy of Amendment No. 1 to the Merger Agreement.

2.2            For the purpose of giving this opinion, we have:

(a)	arranged for our agents to make on 18 April 2023 an online search of the register kept in respect of the Company by the Registrar of Companies (the "Company Search") and reviewed the results of such search; and

(b)	arranged for our agents to make on 18 April 2023 at 10:02 a.m. (BST) an online search in respect of the Company of the Central Registry of Winding Up Petitions (the "Central Registry Enquiry", and together with the Company Search, the "Searches") and reviewed the results of such search.

2.3	For the purposes of giving this opinion, we have only examined and relied on those documents and made those searches and enquiries set out in paragraphs 2.1 and 2.2 respectively. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

2.4	We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2.1.

3.            Assumptions

3.1            In giving this opinion we have assumed:

(a)	the genuineness of all signatures, seals and stamps, and the authenticity and completeness of all documents submitted to us as originals;

(b)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

(c)	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies and the authenticity and completeness of all such original documents;

(d)	that the person whose name and electronic signature appears in the signature block of any document listed in paragraph 2.1 (Examination and enquiries) is the person who signed and that signature was applied with the intention to authenticate that document;

(e)	that each of the meetings referred to in paragraphs 2.1(b)(ii), 2.1(b)(iii), 2.1(b)(iv) and 2.1(c) (Examination and enquiries) was or will be duly convened, constituted and held in accordance with all applicable laws and regulations, including compliance with the articles of association of the Company; that in particular, but without limitation, a duly qualified quorum of directors or, as the case may be, shareholders was or will be present in each case throughout the meeting and voted or will vote in favour of the resolutions; and that, in the case of a board or Committee meeting, each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors' interests or the power of interested directors to vote and to count in the quorum was or will be duly observed;

(f)	that in each case the documents referred to in paragraphs 2.1(b)(iii), 2.1(b)(iv) and 2.1(c) (Examination and enquiries) are or will be a true record of the proceedings of the relevant meeting and that each resolution recorded in those documents has not been and will not have been amended or rescinded, and will remain in full force and effect, at each Allotment Date;

(g)	that the Shareholder Resolution will be duly passed at the meeting referred to in paragraph 2.1(b)(ii) (Examination and enquiries) and will not have been amended or rescinded, and will remain in full force and effect, at each Allotment Date;

(h)	that in relation to each written resolution referred to in paragraphs 2.1(b)(v) and 2.1(b)(vi) (Examination and enquiries) such resolution was duly passed in accordance with all applicable laws and regulations, including compliance with the articles of association of the Company; and that in particular, but without limitation, in relation to each such resolution each provision contained in the Companies Act 2006 or the articles of association of the Company relating to the declaration of directors' interests or the power of interested directors to vote was duly observed;

(i)	that in relation to each written resolution referred to in paragraphs 2.1(b)(v) and 2.1(b)(vi) (Examination and enquiries) such resolution has not been and will not have been amended or rescinded, and will remain in full force and effect, at each Allotment Date;

(j)	that the directors of the Company acted and will act in accordance with ss171 to 174 Companies Act 2006 in approving the resolutions recorded in the minutes and written resolutions referred to in paragraphs 2.1(b)(iii), 2.1(b)(iv), 2.1(b)(v), 2.1(b)(vi) and 2.1(c) (Examination and enquiries) and that all actions to be carried out by the Company pursuant to the Corporate Approvals are or will be in its commercial interests;

(k)	that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound and no injunction or other court order against or affecting the Company would be breached or infringed by the matters contemplated by the performance of the actions to be carried out pursuant to, or any other aspect of the transactions contemplated by, the Corporate Approvals;

(l)	that the information included in the results of the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been included in those Searches but was not included in them;

(m)	that as at each Allotment Date the documents examined, and the results of the searches and enquiries made, as set out in paragraph 2 (Examination and enquiries) would not be rendered untrue, inaccurate, incomplete or out-of-date by reference to subsequent facts, matters and circumstances or events;

(n)	that the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange controls and human rights laws and regulations of any applicable jurisdiction;

(o)	that all consents, licences, approvals, authorisations, notices, filings and registrations that are necessary under any applicable laws or regulations in order to permit the performance of the actions to be carried out pursuant to the Corporate Approvals have been or will be duly made or obtained and are, and will be at each Allotment Date, in full force and effect;

(p)	that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(q)	that all New Shares will be issued and allotted under the authority granted to the directors of the Company pursuant to the Shareholder Resolution;

(r)	that each party to each document listed in paragraph 2.1(d) (Examination and enquiries) (other than the Company) has the capacity to enter into and deliver, and to exercise its rights and perform its obligations under, each document to which it is a party, has taken all necessary corporate action to authorise that entry, delivery, exercise and performance, and is not prohibited by any applicable law from that entry, delivery, exercise or performance; and that each document has been unconditionally delivered by all of the parties to it and is not subject to any escrow or similar arrangement;

(s)	that, in relation to any document examined by us which is governed by the laws of any jurisdiction outside England and Wales, that document and the obligations created by it constitute the legal, valid, binding and enforceable obligations of each of the parties to it under the laws by which it is expressed to be governed;

(t)	that there will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) which might affect the allotment and issue of any New Shares and no additional document between any relevant parties which would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us or our agents in connection with the giving of this opinion; and

(u)	that no communication has been or will be made in relation to the New Shares in breach of s21(1) Financial Services and Markets Act 2000.

3.2	In relation to paragraph 3.1(l), it should be noted that this information may not be true, accurate, complete or up-to-date. In particular, but without limitation:

(a)	there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(b)	there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(c)	the results of the Central Registry Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Index of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Index or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(d)	in each case, further information might have become available on the relevant register after the Searches were made.

4.            Opinion

4.1	On the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and the assumptions made in paragraph 3 (Assumptions) and subject to the qualification set out in paragraph 5 (Qualification), we are of the opinion that the New Shares will, when issued pursuant to the terms of the Merger Agreement and the names of the holders of such New Shares are entered into the register of members of the Company, be validly issued and fully paid, and no further amount may be called thereon.

4.2	This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.            Qualification

We express no opinion as to any aspect of insolvency law and the opinion set out in paragraph 4 (Opinion) is subject to all laws relating to administration, bankruptcy, insolvency, liquidation, moratorium, restructuring (including a compromise or arrangement for a company in financial difficulty) and re-organisation, and all other laws relating to or affecting the rights of creditors generally.

5.            Law

6.1	This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

6.2	This opinion relates only to English law (being for these purposes as applied by the English courts) as at today's dates ("Applicable Law"). By "English law", we mean (except to the extent we make specific reference to an English law "conflict of law" (private international law) rule or principle) English domestic law on the assumption that English domestic law applies to all relevant issues. In construing any European Union directive or regulation, we have read only the English version.

6.3	Except to the extent, if any, specifically stated in it, this opinion takes no account of any proposed changes as at today's date in Applicable Law.

6.4	We do not undertake or accept any obligation to update this opinion to reflect subsequent changes in English law or factual matters.

6.5	We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the Merger, any party to the Merger Agreement, the Merger Agreement or the Registration Statement, or any other matter contemplated by the Merger Agreement or the Registration Statement would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and being named in the related joint proxy statement/prospectus under the caption "Legal Matters" with respect to the matters statement therein. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Mayer Brown International LLP

Mayer Brown International LLP